Contact:
Walter Chesley, Senior Vice President Human Resources & Development
Universal Hospital Services, Inc (UHS)
Phone: 952-893-3263
wtchesley@uhs.com

Universal Hospital Services, Inc. (UHS) Names New General Counsel and Controller

Edina, MN, October 16, 2006 - Universal Hospital Service, Inc. (UHS), a leader in medical equipment lifecycle services, recently added two new individuals to its senior management team.

Diana Vance-Bryan joins UHS as Senior Vice President & General Counsel. Vance-Bryan was previously employed by Novartis Nutrition Corporation and designated as a “Super Lawyer” by Minnesota Law & Politics, Mpls.St.Paul Magazine and Twin Cities Business Monthly. Adding Vance-Bryan’s extensive legal experience in government and regulatory affairs, compliance and contracts management will enhance the UHS senior management team. “We are delighted to have Diana here at UHS.” said Chief Executive Officer Gary Blackford, “We look forward to the impact she will have on our company and our business.”

In addition, UHS has also named Scott Madson as Controller and Chief Accounting Officer. With a broad accounting and financial reporting background, Madson has a depth of knowledge regarding SEC reporting and Sarbanes Oxley compliance. Previous positions with Nextel Partners, Inc. and RBC Dain Rauscher have assisted Madson in building a solid track record of implementing control standards and improving financial processes and customer service. “Scott’s expertise and understanding of the financial environment will be instrumental in moving UHS forward,” said Chief Financial Officer Rex Clevenger.

About Universal Hospital Services, Inc. (UHS)
Based in Edina, Minnesota, Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

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